Schedule 1

Transactions – Past 60 days

The Reporting Person effected the following transactions in the Stock in open market transactions on the dates indicated, and such transactions are the only transactions in the Stock by the Reporting Person during the sixty days prior to and including February 10, 2025 (date range: December 13, 2024 through February 10, 2025):

1/15/2025 Sold 19,924 shares at $27.373

1/22/2025 Sold 22,737 shares at $28.277

2/3/2025 Sold 20,000 shares at $28.05

2/6/2025 Bought 9,382 shares at $24.951